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                                                                     Exhibit 5
                                BOSE McKINNEY & EVANS
                               2700 First Indiana Plaza
                            135 North Pennsylvania Street
                             Indianapolis, Indiana  46240
                                    (317) 684-5000


May 13, 1997

Duke Realty Limited Partnership
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Dear Sirs:

We are acting as counsel to Duke Realty Limited Partnership, an Indiana limited Partnership (the "Partnership"), in connection with the shelf registration by the Partnership of debt securities of the Partnership pursuant to a Registration Statement, file no. 333-04695 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Partnership has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of up to $100,000,000 in aggregate principal amount of Medium-Term Due Nine Months or More from Date of Issue (the "Notes"). This opinion letter is supplemental to the opinion letter filed as Exhibit 5 to the Registration Statement, as amended.

We have examined photostatic copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Duke Realty Investments, Inc., the sole general partner of the Partnership (the "Company"), and of the Partnership's Amended and Restated Agreement of Limited Partnership, the indenture and supplemental indenture pursuant to which the Notes are to be issued (together, the "Indenture") and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company as general partner of the Partnership.

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Duke Realty Limited Partnership
May 13, 1997
Page 2


Based upon and subject to the foregoing, it is our opinion that:

(1) The issuance of the Notes has been duly authorized by the Company as general partner of the Partnership.

(2) When (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Notes have been issued and delivered for value as contemplated in the Registration Statement and duly authenticated by the trustee under the Indenture, the Notes will be duly and validly issued and will constitute legal, valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except insofar as enforceability thereof may be limited by usury, bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bose McKinney & Evans